Exhibit 10.35

Stock Transfer Agreement

This Stock Transfer Agreement (the “Agreement”) is made and entered into as of April 20, 2023 (the “Effective Date”) by and between Santai Global Asset Management Limited, a Hong Kong company (“Santai”) and Arnold Cohen (“Cohen”), as follows:

WHEREAS, Cohen serves as the Chief Executive Officer of J.P. Outfitters, Inc. (“JPO”) in the capacity of an independent contractor; and

WHEREAS, Santai is a shareholder of JPO; and

WHEREAS, Santai wishes to transfer certain shares of stock of JPO to Cohen on the terms set forth in this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Transfer of Stock.

(a) Santai shall transfer to Cohen a total of 3,000,000 shares of common stock of JPO (the “Award Shares”) in the following amounts upon the occurrence of the following events:

January 1, 2024	1,000,000 shares
July 1, 2024	1,000,000 shares
January 1, 2025	1,000,000 shares
Occurrence of a Change in Control before January 1, 2025	The full remaining number of Award Shares not yet transferred as of the date of the Change in Control

(b) A “Change in Control” shall mean the date on which: (i) one person (or more than one person acting as a group) acquires ownership of stock of JPO that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of JPO; provided, that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of JPO’s stock and acquires additional stock; or (ii) one person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from JPO that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of JPO immediately before such acquisition(s). Any reference to a “person” shall include a natural person as well as any other form of entity. To the extent Code Section 409A applies to this Agreement, a “Change in Control” shall not include any transaction that does not also constitute a change in control event under Code Section 409A with respect to the parties.

(c) The transfer of Award Shares contemplated by this Section 1 shall not be subject to any vesting or other forfeiture conditions and shall be transferred in accordance with the foregoing schedule.

(d) For sake of clarity, in no event shall JPO be obligated to transfer any shares of JPO common stock to Cohen pursuant to this Agreement, or otherwise satisfy any obligations of Santai under this Agreement, and the parties acknowledge that any transfer of Award Shares shall be the obligation of Santai exclusively.

2. Treatment and Ownership of Award Shares.

(a) Until such time as the Award Shares are transferred by Santai to Cohen, the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Cohen. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber all or any portion of the Award Shares that have not been transferred to Cohen or the rights relating thereto shall be ineffective. Cohen shall not have any rights of a shareholder with respect to any Award Shares until such shares are transferred to Cohen pursuant to the schedule set forth in Section 1. Upon the actual transfer of Award Shares hereunder, Cohen shall be the record owner of such transferred shares.

(b) Santai represents and warrants that it owns, and at the times set forth in Section 1 shall have all authority and power to transfer, a sufficient amount of JPO common stock to satisfy its obligations hereunder. Santai covenants and agrees that it shall, at all times between the Effective Date and transfer of all Award Shares, retain ownership of the full number of shares required to be transferred to Cohen hereunder. Except with respect to any generally applicable restrictions on the common stock of JPO, all such Award Shares shall remain, at all times, free of any liens or other encumbrances and shall be transferred to Cohen free of the same.

3. No Additional Rights. This Agreement shall not be deemed to confer upon Cohen any right to be retained in any capacity with JPO and/or Santai or any of their affiliates.

4. Stock Splits. If any stock split or reverse stock split occurs with respect to JPO’s common stock, the number of Award Shares shall be adjusted in any corresponding manner as appropriate under the circumstances.

5. Tax Obligations. Cohen shall remain liable for all income tax, social insurance, payroll tax, self-employment tax, or other tax-related requirements imposed on Cohen with respect to his entry into this Agreement and receipt of any Award Shares. Santai shall comply with all tax-related requirements imposed on it in connection with its entry into this Agreement and the delivery and transfer of Award Shares.

6. Compliance with Law. The issuance and transfer of Award Shares shall be subject to compliance by Santai, Cohen, and JPO with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which JPO’s common stock may be listed. No Award Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of Santai, JPO, and their respective legal counsel.

7. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

8. Successors and Assigns. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of the successors and assigns of each party. In the event Cohen dies before transfer of all the Award Shares, all remaining shares shall be transferred to Cohen’s estate in accordance with the schedule set forth in Section 1.

9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

10. Amendment. This Agreement shall not be amended or modified without the prior written consent of both parties.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Santai Global Asset Management Limited:	Arnold Cohen:

Signature:

Name:

Title: